Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2004 relating to the financial statements and financial statement schedules of Prentiss Properties Trust, which appear in Prentiss Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference this Registration Statement of our reports dated December 22, 2004 relating to the statements of revenues and certain expenses of Cityplace Center and the Lakeside Point Properties, which appear in Prentiss Properties Trust’s Current Report on Form 8-K/A dated December 23, 2004.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

February 14, 2005